                                                Exhibit 10.2





                      DISTRIBUTION AGREEMENT
                      ----------------------

THIS AGREEMENT is made this       day of March 1997; by and
between AGROTECH 2000 SL, a company organized with limited liability under the laws of Spain whose registered office is at C/Acanto 22, 13th Floor 1; 28045 Madrid ("Agrotech"), and Conserver Corporation of America, a corporation organized under the laws of the State of Delaware having a place of business at 2655 LeJeune Road, Coral Gables, Florida 33134 ("CCA").

WHEREAS, Agrotech has developed or acquired the rights to a group of products known as Conserver 21 which extends the post-harvest life of fruits, vegetables and flowers and similarly extends the edible life of fish, meat and poultry;

WHEREAS, Agrotech wishes to market, sell and otherwise commercially exploit Conserver 21 in the United States of America and Canada (the "Territory") through a suitable distributor based in the Territory;

WHEREAS CCA is capable of marketing, selling and otherwise commercially exploiting Conserver 21 in the Territory; and

WHEREAS, Agrotech and CCA have agreed that Agrotech will grant to CCA, and CCA will accept, the right to market, sell and
otherwise commercially exploit Conserver 21 products in the
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                                      -2-

Territory, and Agrotech and CCA wish to put the terms of that agreement in writing;


NOW, THEREFORE, in consideration of the mutual understandings and agreements contained herein, the parties hereto hereby agree as follows:

1.    GRANT OF RIGHTS
      ---------------

      (a) Agrotech hereby grants to CCA the exclusive right to market, sell, distribute and otherwise commercially exploit the Product (as hereinafter defined) in the Territory, subject to the terms and conditions of this Agreement, it being understood and agreed that such right shall permit CCA to use the Product outside the Territory in conjunction with the shipment of goods to the Territory under the direction of CCA.

      (b) Agrotech hereby further grants to CCA the option to market, sell, distribute and otherwise commercially exploit the Product in each nationally defined jurisdiction outside the Territory, which option may be exercised at any time during the Initial Term or any extension of this Agreement, provided that if CCA shall not have exercised an option for any such jurisdiction and Agrotech shall receive an offer therefor from a third party, CCA shall have a right of first refusal with respect to such jurisdiction, such right to be exercised within sixty (60) days of receipt of notice from Agrotech in accordance with paragraph 15 of this Agreement of such third party offer by CCA proposing to Agrotech a commercially reasonable business plan for such jurisdiction. Following the exercise of such option or right of first refusal, Agrotech and CCA shall enter into a distribution agreement for such territory substantially similar in form and substance to this Agreement, provided that subsequent to this Agreement, loans (and the terms thereof) from CCA to Agrotech during the Initial Term of this Agreement and any extension hereto shall be negotiated in good faith by the parties hereto when demand for the Product by CCA for use in the Territory or in other jurisdictions in accordance with this paragraph creates a necessity for the expansion of Agrotech's plant and facilities, rather than necessarily being a provision of such future distribution agreements.




  (c) For the purposes of this Agreement, the "Product(s)" shall mean Conserver 21 as it currently exists (regardless of the name, symbol or logo, if any, with which it is branded) as well as any other products which may be developed or otherwise obtained from time to

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                                      -4-

                time by Agrotech or Alfonso de Sande Moreno (who, for the purposes of this provision, also executes this Agreement), it being agreed by Agrotech that all of its employees and agents, from time to time, shall likewise be bound by these provisions, which have as their purpose the prolongation of the life of any types of food or, more generally, the affecting of a defined area by adsorption, conversion or other management technique, including, for example only and without limitation, products which would remove smoke from indoor environments.

        (d) Agrotech shall have the right to supply such Products as it deems appropriate for the purposes set forth in any orders from CCA, provided, however, that the Products supplied shall conform to the standards of effectiveness of Conserver 21 as it now exists and any higher standards, whether in general efficacy or in the specificity of intended use, of any Products later developed or obtained, as set forth in sub-paragraph (c), and further provided that such Products shall be packaged in the existing filter or sachet forms, as directed by CCA, unless otherwise agreed by the parties or in accordance with paragraph 4(e) of this Agreement.

        (e)     During the term of this Agreement and subject to any







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                                     - 5 -


                applicable laws or governmental regulations, Agrotech shall not permit and shall take all reasonable actions (including equitable and legal actions) to prevent any person or entity other than CCA from importing, promoting, distributing, selling, using or otherwise commercially exploiting the Product in the Territory, either directly or indirectly (for example, through agents or sub-distributors), provided that should Agrotech fail to take such reasonable action within ninety (90) days of becoming aware of such infringement, CCA shall hereby be deemed to have been appointed Agrotech's agent to take such action, in its own name or in the name of Agrotech as CCA deems appropriate, and the reasonable cost of such action taken by CCA may be set against sums owing to Agrotech by CCA under paragraph 9 of this Agreement.

        (f) Agrotech shall cooperate fully with CCA in preventing any trans-shipment of the Product into the Territory from outside the Territory by a third party.


2.      TERM

The Initial Term of this Agreement shall commence as of the date hereof (the "Effective Date") and shall be terminable as


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                                     - 6 -

of the anniversary of such date in the year 2022 by ninety (90) days prior notice in accordance with paragraph 15 of this Agreement, each successive year of the Initial Term and any extension thereto being referred to herein as the "Contract Year". Absent such termination (or extension), this Agreement, shall continue from year to year from such anniversary in 2022, unless terminated at the end of any Contract Year following such date by such ninety (90) days prior notice or otherwise terminated in accordance with this Agreement.

3.      RIGHTS AND OBLIGATIONS OF CCA

        (a) In consideration of the rights granted hereunder, CCA agrees that Agrotech shall have the right (i) to borrow up to One Million U.S. Dollars (US$1,000,000) from CCA, such right arising as soon as is practicable following CCA's initial public offering, it being anticipated by CCA that such initial public offering shall occur by 15th April 1997, it being agreed that in any event Agrotech shall have the right to borrow up to One Hundred Thousand U.S. Dollars (US$100,000) by 22nd April 1997 and the balance of Nine Hundred Thousand U.S. Dollars (US$900,000) by 1st May 1997, and (ii) to borrow up to Five Hundred Thousand U.S. Dollars ($500,000), not sooner than ninety
                (90) days following such initial public offering, such rights continuing throughout the Initial Term of this Agreement and any extension hereto, it being


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                                     - 7 -


            agreed that such sums shall be lent at the one year interest rate for Spanish Pesetas published in the Financial Times on the nearest business day following each anniversary of the Effective Date, incrementally in accordance with business plans of Agrotech presented to CCA.

        (b) The loan described in clause (a) (i) shall be repayable within three
            (3) years of the date of the loan by offset over such period against sums owing to Agrotech by CCA under paragraph 9 of this Agreement, it being agreed that (A) Agrotech shall not be obliged to accept more than one-third of the offset in any one year, and (B) such offset of one-third in any one year shall be in the form of a credit for Product ordered in such year in excess of Two Million U.S. Dollars (US$2,000,000) in value in accordance with the prices established in accordance with paragraph 9 of this Agreement, it being further agreed that CCA shall have the right to carry forward such credit right indefinitely and to use such credit right in territories other than the Territory which it acquires in accordance with paragraph 1(b) of this Agreement, and the loan described in clause (a) (ii) shall be repayable within four (4) years of the date of the loan by offset over such period against royalties payable by CCA under paragraph 9(e) at no more than one-fourth of the offset in any one (1) year.

(c) CCA shall aggressively market and promote the Product in a manner calculated to attain and sustain the maximum revenue from the Product in the Territory.

(d) CCA shall be solely responsible for the cost of its advertising, marketing and promotion within the Territory.

(e) CCA shall not, without written consent of Agrotech, manufacture, distribute, sell or otherwise commercially exploit any other products which might reasonably be deemed to compete with the Product, or otherwise engage in any activity which might reasonably be expected to damage the name, reputation or commercial potential for the Product in the Territory, it being understood, however, that CCA may use (i) other products which do not compete with the Products but may (?) or be used commercially (?) with the Product, and (ii) competing products after ninety (90) days' notice to Agrotech

                                [END OF PAGE]

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                                      -9-

          in accordance with paragraph 15 of this Agreement if Agrotech is unable to supply the Product on a timely basis in the quantities required by CCA.

     (f) It is understood and agreed that CCA may exercise the rights granted hereunder through sub-distributors or agents.

     (g) CCA shall cooperate with Agrotech in its efforts to obtain, pursuant to paragraph 4(b) of this agreement, all necessary permits, approvals or other governmental authorizations required in order to use the Product in its intended manner with cut flowers, fruit, vegetables, meat, fish, poultry and in such other intended uses as the Product may from time to time have.

     (h) CCA shall have the right, upon reasonable notice, to have its commercial staff and the commercial staff of its sub-distributors or agents participate in training sessions conducted in English organized by Agrotech at Agrotech's premises. Agrotech shall maintain a staff of technicians able to explain the correct use of the Product and provide technical information and assistance to assist CCA to market the Products effectively. During the start-up period through 31st December 1997, if requested by CCA, Agrotech shall make its own experts available to CCA in the Territory for periods up to fifteen (15) days at no cost to CCA other than the costs of travel and living (at the standards which would normally be expected by executives of CCA) and other reasonable out-of-pocket expenses, which shall be borne by CCA. The costs and expenses of CCA's staff undergoing training sessions provided by Agrotech shall be borne by CCA.

        (i) Agrotech shall maintain product liability insurance having adequate coverage (determined by reference to the Territory) for product liability risk related to the Products, and, provided that CCA pays any additional expenses arising thereby, CCA shall have the right to be named as an additional insured under such insurance policy. At the request of CCA, Agrotech shall supply CCA with a copy of such policy. At CCA's sole option, CCA shall obtain and maintain its own product liability insurance relating to the Products and, at Agrotech's request and expense, include Agrotech as an additional insured during the whole term of this Agreement; should CCA determine to maintain such coverage, Agrotech shall cooperate with CCA in providing such information as the insurer may reasonably require. Both such insurance policies shall contain a provision pursuant to which the insurers waive any recourse against Agrotech or CCA, as the case may be.

           (j) CCA shall maintain accurate and complete business and financial records with respect to its commercial use and distribution of the Product and, upon reasonable notice, shall make such records available to Agrotech's employees or agents during regular business hours.

        4. RIGHTS AND OBLIGATIONS OF AGROTECH

           (a) Agrotech shall use its best efforts to ensure that all Product delivered to CCA hereunder is of the highest standard of quality and conforms in all respects to the representations regarding the Product made by Agrotech to CCA from time to time.

           (b) Upon the advice to Agrotech by CCA of any regulatory or other governmental permits, approval or authorizations required for the commercial use and exploitation of the Product in the Territory, Agrotech shall proceed, at its sole expense, to take all necessary steps to obtain such permits, approvals or authorizations, provided, however, that

          (i) Agrotech, at its option, may appoint CCA as its agent to obtain such permits, approvals or authorizations, nevertheless in Agrotech's name and at its expense, and (ii) if Agrotech fails either to proceed to take such action, directly or by appointing CCA as its agent within a reasonable period of time, then CCA shall have the right to take all reasonable actions to obtain such permits, approvals or authorizations, either in Agrotech's name or CCA's name, as CCA deems appropriate, and to offset the cost of such action against any sums owing to Agrotech under paragraph 9 of this Agreement.

     (c) Agrotech shall provide CCA, on a current basis and at no cost, with individual copies of all promotional materials which it or any of its other distributors or sub-distributors have created, including access to all "camera ready" materials and other marketing materials which might reduce the cost to CCA of producing advertising materials.

     (d) Agrotech shall (i) keep CCA informed of all positive and negative publicity or developments concerning the Products and competitive products so as to enable CCA to take advantage of or to be able to respond to enquiries concerning the Products, and

                (ii) disclose to CCA all information it has developed or acquired concerning the Products or any improvement or modifications thereto which could be helpful in establishing the commercial utility of the Products.

        (e) Agrotech agrees to alter its packaging, labelling or general presentation of the Product in accordance with requests of CCA based upon market requirements, it being understood and agreed that CCA shall bear the additional cost of such special requirement packaging over the standard packaging of the Product from time to time.

        (f) Agrotech agrees generally to cooperate fully with CCA in the marketing of the Product as it exists now and the development of the Product to fulfil demands identified by CCA, it being understood that Agrotech shall be promptly reimbursed for any out-of-pocket expenses incurred by it in connection with travel undertaken at the request of CCA.

5.      REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITIES OF AGROTECH

        (a) Agrotech represents and warrants that (i) it has the full right and authority to enter into this Agreement and grant the rights granted hereunder, that the execution and delivery of this Agreement was duly authorized by all necessary corporate action, and this Agreement represents the valid and binding obligation of Agrotech; (ii) its grant of the right to use intellectual property rights hereunder does not infringe any third person's ownership of or proprietary interest in any such intellectual property;
     and (iii) the Products intended for use with food products are and at all times shall be fit for use with such food products. By signing this Agreement, Alfonso de Sande Moreno hereby consents to the grant of rights hereunder with respect to any Products for which he or she may hold the relevant patent from time to time.

(b) Alfonso de Sande Moreno and Jose-Angel Gomez-Arrevalello Acevedo represents, warrants and covenants that, as controlling shareholders of Conserver XXI, S.A., a Spanish company now in voluntary liquidation, and as the sole shareholders and directors of Agrotech, they shall ensure that Agrotech has all rights, including, without limitation, intellectual property rights, related to the Products which were at any time held by Conserver XXI, S.A.

(c) Agrotech hereby agrees to indemnify CCA for any loss or damage suffered by it, including legal expenses and lawyers' fees, arising from any breach of the representations, warranties and covenants set forth in this paragraph 5.

        6. MINIMUM ANNUAL PURCHASES

           (a) It is hereby agreed that in the first Contract Year following the Effective Date, CCA shall purchase Product having a cost, pursuant to paragraph 9 of this Agreement, of not less than Two Million U.S. Dollars (US$2,000,000), and in each subsequent Contract Year the minimum purchase requirement shall be mutually agreed in writing by Agrotech and CCA by reference to inflation and business conditions in the Territory.

           (b) In the event that CCA shall fail to purchase the minimum quantity of Product as set forth in sub-paragraph (a) in any Contract Year, then in the following year, upon the expiration of ninety
               (90) days' notice to CCA in accordance with paragraph 15 of this Agreement, Agrotech shall have the right (but not the obligation) to sell Product to other customers in the Territory.

        7. DELIVERY

           (a) Agrotech shall use it best efforts to have all Product available for shipment as soon as possible following receipt of an order but in no event later than in accordance with the timetable set forth in Schedule I attached hereto and made a part hereof.

(b) It is understood and agreed that all Product shall be delivered F.O.B., CCA's warehouse in the Territory, provided that CCA shall pay the shipping costs due to Agrotech or its order when such costs become due.

8.   ACCEPTANCE AND CLAIMS

(a) CCA shall be deemed to have accepted without reservation all Product delivered by Agrotech unless claims for alleged defects, shortages, or any other claims or alleged claims of any nature related to the Product are made to Agrotech in accordance with sub-paragraph (b). Failure to report any alleged claim in accordance with sub-paragraph (b) shall permanently extinguish any and all rights arising from or accruing to CCA from such alleged claim or any larger or related cause of action of which said alleged claim is an integral part.

(b) All claims for alleged defects or shortages shall be made in writing and delivered in accordance with paragraph 15 of this Agreement as soon as discovered and in any event not later than fifteen (15) days, in the case of shortages, and thirty (30) days in the case of defects, after delivery of Products to CCA's destination in the Territory. If CCA shall claim that any Product is defective, upon Agrotech's request CCA shall promptly supply Agrotech with samples of the allegedly defective Product or such other evidence of deficiency as Agrotech shall reasonably specify. Any such claim or alleged claim, of whatever type, of CCA related the Product shall be made in writing and delivered in accordance with paragraph 15 of this Agreement, as soon as is practical after CCA becomes aware of the basis of the claim.

(c) If Agrotech and CCA agree that Product delivered to CCA not usable for its intended purpose as a result of defective production, Agrotech reserves the right to require CCA to return to Agrotech, at such location as Agrotech may direct and at Agrotech's expense, all or part of such unusable Product, or to destroy it or otherwise dispose of it at Agrotech's expense and liability and pursuant to its instructions.

9.   PRICES AND TERMS; ROYALTIES; PAYMENT

(a) In consideration of the rights granted by Agrotech to CCA hereunder, CCA agrees to pay to Agrotech, in

                                 [END OF PAGE]
          the manner hereinafter set forth; the invoice price to CCA for the Product ordered by CCA from time to time.

     (b) CCA shall pay for the Product ordered by wire transfer to such account as shall be notified from time to time by Agrotech, it being agreed that (i) each order shall be accompanied by a simultaneous wire transfer of fifty percent (50%) of the total price of each order. (ii) the balance shall be payable within forty five (45) days of shipment of the Product in the first Contract Year and ninety (90) days after such shipment thereafter, and (iii) any unpaid and overdue amount shall bear interest at the prime rate of Citibank, N.A., as in effect from time to time, which amounts shall be added to the amount due to Agrotech from the date such amount becomes due until the date of payment.

     (c) Prices for the Product shall be agreed in writing before the start of every alternate Contract Year, it being agreed that the prices for the first two (2) Contract Years shall be as set forth in Schedule II attached hereto and made a part hereof and that any adjustments to such prices in subsequent Contract Years shall be mutually agreed reasonable, and negotiated in good faith.

     (d) Any variation in the method of payment set forth in this paragraph 9 or in the agreed price from time to time shall be agreed in writing by the parties hereto.

     (e) In consideration of Agrotech's entering into this Agreement, and as additional payment hereunder, CCA shall pay a royalty to Agrotech of four (4%) percent of Net Revenues (as defined below) of CCA generated from the commercial use of the Product, such payment to be made quarterly, forty-five (45) days after the end of each calendar quarter, each such payment to be accompanied by copies of such records as Agrotech may reasonably require in order to verify revenues received from the commercial use of the Products.

     (f)  For the purposes of this agreement the term "Net
          Revenues" shall mean the gross proceeds actually received by CCA from the commercial exploitation of Products reduced by any cost to CCA of packing,

                                 [END OF PAGE]
                freight, and insurance of the Product, and by federal, state and local taxes.

10.     INTELLECTUAL PROPERTY

        (a) CCA hereby acknowledges, as between CCA and Agrotech, Agrotech's exclusive ownership and other rights in the "Conserver 21" trademark, trade name and other trade designations in the Territory, as well as patents registered and/or applied for in Spain and The Hague, as listed in
                Schedule III attached hereto and made a part hereof, as well as any other patents related to the Products from time to time (the "Patents"), and further acknowledges that the rights granted hereunder are a non-assignable privilege to use such "Conserver 21" trade designations only in connection with the distribution, marketing, advertising, display, sale and commercial exploitation of the Product. This privilege shall terminate upon termination of this Agreement.

        (b) Agrotech hereby agrees that it shall apply to register the Patents in each jurisdiction in the Territory as soon as is practicable following the Effective Date and further agrees that if it fails to take such action within a reasonable period of time, CCA shall hereby be deemed to have been appointed Agrotech's agent to take such action, in Agrotech's name, in which event Agrotech shall cooperate fully with CCA in such action, and the reasonable cost of such action taken by CCA may be set against sums owing to Agrotech by CCA under paragraph 9 of this Agreement.

(c) CCA shall at all times recognize, respect and protect Agrotech's right of total ownership of the "Conserver 21" trademark and any other trademarks used in conjunction with the Product in the Territory, as well as the Patents, and shall not intentionally derogate, diminish or weaken Agrotech's sole property rights in said mark and the Patents.

(d) CCA shall promptly notify Agrotech of any and all infringements of Agrotech's trademarks, patents and any other intellectual property rights held or used in conjunction with the Product in the Territory that may come to CCA's attention, and Agrotech shall take all reasonable action against such infringement, with which action CCA shall cooperate, all expenses and costs incident thereto being borne by Agrotech, provided that should Agrotech fail to take such reasonable action, CCA shall hereby be deemed to have been appointed Agrotech's agent to take such action, in its own name or in the name of Agrotech as CCA deems appropriate, and the reasonable cost of such action taken by CCA may be set against sums owing to Agotech by CCA under paragraph 9 of this Agreement.


  (e) Agrotech shall defend and hold CCA harmless from any claim, liability, suit, cost or expense arising out of any third-party claim of infringement of its property right in the "Conserver 21" trademark or the Patents.



11.     TERMINATION FOR CAUSE


   (a) Either party may terminate this Agreement if the other party commits a material breach of this Agreement, by giving thirty (30) days written notice to the other party of such breach and termination, unless the defaulting party cures such breach within such period.



  (b) This Agreement shall be automatically terminated, without further notice, and each party shall thereupon be released from all obligations hereunder, in the event of:

   (i) the insolvency of either party, however such insolvency may be evidenced;


  (ii) the complete or partial liquidation or suspension of the business of either party;


 (iii) the filing by or against either party of a voluntary or involuntary petition pursuant to any present or future act of a governmental organ having jurisdiction over the party, or any political subdivision thereof, on the subject of bankruptcy;


  (iv) the institution of any proceeding by or against either party for any relief under any law relating to the relief of debtors, adjustments of indebtedness, reorganizations, arrangements, compositions or extensions;


   (v) the making by either party of any assignment for the benefit of creditors, or the application for the appointment or the appointment of any receiver of the property of either party;



  (vi) the filing or issuance of a notice of lien for the purpose of attaching or sequestering a substantial part of the property or assets of either party unless such lien is bonded or otherwise stayed;

            (vii) the service of a warrant for distraint or notice of any intended bulk sale or the commencement of any proceeding supplementary to judgement; or

            (viii) the dissolution of either party;

        (c) Should the termination of this Agreement be occasioned by the occurrence of any of the events enumerated in sub-paragraph (b) with respect to Agrotech, then CCA shall have the right to purchase the Product from any successor in interest to Agrotech on the same terms and conditions set forth herein.

12. STATUS OF PARTIES

The relationship of CCA to Agrotech shall be that of an independent contractor engaged in purchasing the Product from Agrotech for commercial exploitation. As such, neither party nor any of their respective employees are either agents or legal representatives of the other for any purpose, and neither shall have any power or authority to represent, act for, bind or commit the other. Neither the making nor performance of this Agreement shall be construed in any manner to establish a joint venture or partnership.

13.  ASSIGNMENT

The parties acknowledge that this Agreement is personal in nature and agree that this Agreement shall not be assigned by either party, in whole or in part, without the prior written consent of the other. Any purported assignment of this Agreement or any interest therein without the written consent of the other party shall be void. The foregoing notwithstanding, each party shall have, at all times and in its sole and unfettered discretion, the right to sell, convey, assign or otherwise transfer its interest in this Agreement to any entity which it controls, is controlled by, or is under common control with.

14.  SEVERABILITY

The illegality or unenforceability of any provision of this Agreement shall not impair the legality or enforceability of any other provision. The laws, rules and regulations of the jurisdictions in which CCA conducts its business are hereby incorporated in this Agreement to the extent that such laws, rules and regulations are required to be so incorporated and shall supersede any conflicting provision of this Agreement.

If required by applicable law, Agrotech and CCA may enter into an amendment of this Agreement for the sole purpose of complying with such law.

15. NOTICE

Any notice permitted or required under this Agreement shall be deemed to be effective upon receipt if such notice is in writing and is personally served or mailed by registered or certified air mail, postage prepaid, return receipt requested, or sent by international air courier, to the addresses of the parties as herein stated or to such other addresses as shall have been charged by either party to the other in writing in accordance with this provision, and evidenced by post office or courier receipt, as the case may be, or, if sent by telex or facsimile, upon receipt of appropriate confirmation.

16. MODIFICATION

This Agreement may be modified, amended or revised only by a written instrument, duly executed by the parties hereto.

17. ENTIRE AGREEMENT

This Agreement, along with any schedules and duly executed addenda hereto, shall be deemed to contain the entire and only agreement between the parties relating to the subject matter hereof, and any representations, terms or conditions relating hereto and not incorporated herein shall not be binding upon either party. This Agreement wholly cancels, voids, and supersedes any agreement heretofore entered into between the parties with respect to the subject matter hereof, except as otherwise expressly provided herein.


18. COMPLIANCE WITH LAWS

In the conduct of its business in relation to this Agreement, CCA shall comply with all applicable laws, regulations and orders and the like prevailing in the Territory and shall hold Agrotech harmless from any claim, liability, cost or expense arising out of a violation thereof.


19. GOVERNING LAW; ARBITRATION

    (a) It is the express intent of the parties that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware.

    (b) Any dispute arising hereunder shall be finally resolved by arbitration by and under the rules of the International Chamber of Commerce, such arbitration to be conducted in Madrid.

20. WAIVER AND REMEDIES

No waiver by either of the parties hereto of any failure by the other party to keep or perform any covenant or condition of this Agreement shall be deemed a waiver of any preceding, succeeding or continuing breach of the same or any other covenant or condition. Except as expressly provided to the contrary, the remedies herein provided shall be deemed cumulative, and the exercise of one shall not preclude the exercise of any other remedy nor shall the specifications of remedies herein exclude any rights or remedies at law or in equity which may be available.


21. HEADINGS

The title or headings of provisions herein are used for convenience only and shall in no way be used to construe the meaning of the provisions hereof.


22. EXECUTION

This Agreement may be executed by duly authorized representatives of the respective parties hereto in any number of counterparts, each of which shall be deemed the original. This Agreement may be translated into any other language, and such translation may be initialled, but only this Agreement in the English language shall be deemed the original. If any

                                   SCHEDULE I

                         Delivery Time for the Product

Sachets: Six (6) weeks plus one (1) week for each two hundred fifty thousand (250,000) sachets ordered.

Filters: One (1) week for each ten thousand (10,000) filters ordered.

conflict exists between the English language and the translation, the English language version shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the date and year first, above written.


                                              CONSERVER CORPORATION OF AMERICA


                                              By:
                                                  ------------------------------

                                              AGROTECH 2000 SL


                                              By:
                                                  ------------------------------

                                                                 and

                                              By:
                                                  ------------------------------


                                              ----------------------------------
                                              ALFONSO DE SANDE MORENO


                                              ----------------------------------
                                              JOSE-ANGEL GOMEZ-AREVALILO ACEVIDO

                                  SCHEDULE II

                                     Prices


Prices for the first two (2) Contract Years shall be Seventeen U.S. Dollars (US$17.00) per filter and Nineteen U.S. Cents (US$0.19) per sachet that ex works.




                                        ---------------------------------

                                  SCHEDULE III

                                    Patents

1. Number 9401478 in Spain, filed under the name of Conserver XXI, S.A.

2. Number 9600692 in Spain, filed under the name of Alfonso de Sande Moreno.

3. Number PCT/EP96/02742 in The Hague, filed under the name of Alfonso de Sande Moreno.